Exhibit 34.1
Report of Independent Registered Public Accounting Firm
The Management of National City Bank
We have examined management’s assertion, included in the accompanying Certification Regarding Compliance with Applicable Servicing Criteria — Servicing Assessment, that National City Bank (as successor to National City Mortgage Co.) and its subsidiary National City Mortgage Services, Inc. (together “National City”), complied with the servicing criteria set forth in Item 1122 (d) of the Securities and Exchange Commission’s Regulation AB for the asset-backed securities for the National City Mortgage Capital Trust 2008-1 platform as of and for the year ended December 31, 2008, except for Item 1122(d)(1)(iii), 1122(d)(3)(i)(a), 1122(d)(3)(i)(b), 122(d)(3)(i)(d), 1122(d)(4)(ii), and 1122(d)(4)(xv), which National City has determined are not applicable to the activities performed by them with respect to the servicing platform covered by this report. Management is responsible for National City’s compliance with those servicing criteria. Our responsibility is to express an opinion on management’s assertion about National City’s compliance with the servicing criteria based on our examination.
Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants, as adopted by the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about National City’s compliance with the applicable servicing criteria and performing such other procedures as we considered necessary in the circumstances. Our examination included testing of less than all of the individual asset backed transactions and securities that comprise the platform, testing of less than all of the servicing activities related to the Platform and determining whether National City processed those selected transactions and performed those selected activities in compliance with the servicing criteria and as permitted by the Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations (Interpretation 17.06). Furthermore, our procedures were limited to the selected transactions and servicing activities performed by National City during the period covered by this report. Our procedures were not designed to determine whether errors may have occurred either prior to or subsequent to our tests that may have affected the balances or amounts calculated or reported by National City during the period covered by this report for the selected transactions or any other transactions. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on National City’s compliance with the servicing criteria.
As described in management’s assertion, for servicing criteria 1122(d)(4)(xi) and 1122(d)(4)(xii), National City has engaged various vendors to perform the activities required by these servicing criteria. National City has determined that these vendors are not considered a “servicer” as defined in Item 1101(j) of Regulation AB, and National City has elected to take responsibility for assessing compliance with the applicable servicing criteria applicable to each vendor as permitted by Interpretation 17.06. As permitted by Interpretation 17.06, National City has asserted that it has policies and procedures in place designed to provide reasonable assurance that the vendors’ activities comply in all material respects with servicing criteria applicable to each vendor. National City is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria as

16

described in its assertion, and we performed no procedures with respect to National City’s eligibility to apply Interpretation 17.06.
In our opinion, management’s assertion that National City complied with the aforementioned servicing criteria, including servicing criteria 1122(d)(4)(xi) and 1122(d)(4)(xii) for which compliance is determined based on Interpretation 17.06 as described above, as of and for the year ended December 31, 2008 for the National City Mortgage Capital Trust 2008-1 platform, is fairly stated, in all material respects.

/s/ Ernst & Young LLP

March 20, 2009

17